John Hancock Variable Insurance Trust

601 Congress Street

Boston, MA 02110

January 18, 2013

To Whom It May Concern:

This opinion is written in reference to the shares of beneficial interest, $0.01 par value (the “Shares”), of American Global Growth Trust and High Yield Trust, each a series of John Hancock Variable Insurance Trust, a Massachusetts business trust (the “Trust”), to be offered and sold pursuant to the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 on or about January 18, 2013.

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

2. The Shares have been duly authorized and, when sold in the manner contemplated by the Registration Statement, will be legally issued.

3. Purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price of the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference made to me in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Betsy Anne Seel
Betsy Anne Seel